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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 33-53132

                              KENETECH CORPORATION
             (Exact name of registrant as specified in its charter)

                        500 SANSOME STREET, SUITE 410
                        SAN FRANCISCO, CALIFORNIA  94111
                                 (415) 398-3825
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

                   COMMON STOCK, $0.0001 PAR VALUE PER SHARE
                        PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
(Title of all other classes of securities for which a duty to file reports under
                                 Section 13(a)
                               or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [X]


      Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, KENETECH Corporation, as the successor by merger to the registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 2, 2001          BY:  /s/Mark D. Lerdal
                                     -----------------------------------------
                                     Mark D. Lerdal
                                     President and Chief Executive Officer